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Exhibit (d)(3)

MUTUAL NONDISCLOSURE AGREEMENT

        This MUTUAL NONDISCLOSURE AGREEMENT (this "Agreement") is made as of May 9, 2007 by and between Opsware Inc., a Delaware corporation (the "Company"), and Hewlett-Packard Company, a Delaware corporation ("HP").

        The Company and HP are evaluating entering into a potential business transaction (the "Transaction") under which each may disclose certain information, including Confidential Information (as defined below), to the other. As a condition to such information being furnished to each party, its subsidiaries and other individuals and entities controlled, directly or indirectly, by such party ("Affiliates") and the respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its Affiliates (collectively with such Affiliates, "Associates"), each party agrees to treat the other party's Confidential Information in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions, as described in this Agreement. A party disclosing Confidential Information hereunder is referred to herein as "the disclosing party" and a party receiving the Confidential Information of a disclosing party hereunder is referred to herein as "the receiving party."

        1.     Nondisclosure of Confidential Information.

        "Confidential Information" means any information, technical data or know-how, including, but not limited to, that which relates to research, product or service plans, business practices, agreement terms, products, services, employees, suppliers, customers, technology or other strategic partners, stockholders, markets, software, know-how, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing, finances, notes, analyses or studies and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally by the disclosing party or its Associates to the receiving party or its Associates in connection with the evaluation of a Transaction. The term "Confidential Information" shall be deemed to include those portions of any notes, analyses, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by the receiving party or its Associates which contain, reflect or are based upon, in whole or in part, any information furnished to the receiving party or its Associates pursuant hereto. Notwithstanding the foregoing, Confidential Information does not include information, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party in violation of its obligations hereunder; (iii) is obtained by the receiving party from a source other than the disclosing party or any of its Associates, which source is not known by the receiving party to have any obligation of confidentiality to the disclosing party with respect to such information (iv) is approved, in writing, for release by the disclosing party; or (v) the receiving party can document was independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information.

        Each of the parties hereto agrees not to use the Confidential Information disclosed to it by the other party or its Associates for its own use or for any purpose except to evaluate the contemplated Transaction. Neither party will disclose any Confidential Information of the other party to third parties except those Associates of such party who are required to have the information in order to carry out the evaluation and discussions concerning the contemplated Transaction. The receiving party shall inform its Associates of the confidential nature of the Confidential Information and shall instruct them to treat the information confidentially. The receiving party shall be responsible for any breach of this Agreement by its Associates and agrees, at its sole expense, to take all reasonable measures to restrain its Associates from prohibited or unauthorized disclosure or use of the Confidential Information. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information, which measures shall include at least the same degree of care that the receiving party utilizes to protect its own Confidential Information of a similar nature. Each party agrees to notify the other party in writing of any misuse or misappropriation of such Confidential Information of the other party that may come to its attention.

        Promptly upon request by the disclosing party, and except as otherwise prohibited by law, the receiving party will, and will direct its Associates to, (i) return or, at the election of the receiving party, destroy any written Confidential Information provided by the disclosing party or its Associates pursuant hereto and all copies or modifications thereof, and (ii) destroy those portions of any notes, analyses, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by the receiving party or its Associates which contain, reflect or are based upon, in whole or in part, any Confidential Information provided by the disclosing party or its Associates pursuant hereto, with any such destruction hereunder to be certified in writing by the receiving party. Notwithstanding the foregoing, (i) the receiving party and its Associates shall not be required to destroy any back-up computer records or other archived electronic files containing Confidential Information, (ii) the receiving party may retain a copy of any Confidential Information for its internal legal department files and (iii) the receiving party's Associates may retain a copy of any Confidential Information to the extent, and for only so long as, required pursuant to the regulatory compliance policies of such Associate; provided that, in each such case, the party so retaining such Confidential Information shall exercise reasonable care in protecting the confidentiality of such Confidential Information from unauthorized use or disclosure.

        2.     Nonpublicity.    The existence and the terms of this Agreement, the Transaction contemplated hereby and the existence, nature and status of the discussions between the parties shall be treated as Confidential Information hereunder, shall be maintained in strict confidence by the parties hereto and by their respective Associates and shall not be disclosed to any third party.

        3.     Required Disclosure.    In the event that a receiving party or its Associates become legally compelled under applicable law, regulation or securities exchange listing agreement, or by a competent governmental, administrative or regulatory authority or in a proceeding before a court, arbitrator or administrative agency to disclose any portion of the Confidential Information of a disclosing party, that discussions or negotiations between the parties hereto are taking place, or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof, the receiving party will, and will direct its Associates to, provide the disclosing party with prompt written notice (unless prohibited by law) of such legal compulsion, and shall delay disclosure, if and to the extent permitted or practicable, until the disclosing party has had an opportunity to seek a protective order or other appropriate remedy or to waive compliance by the receiving party and/or its Associates with the relevant provisions of this Agreement. In the event that a protective order or other remedy is not obtained in such a proceeding, or the disclosing party fails to waive compliance with the relevant provisions of this Agreement, the receiving party agrees that it will, and will direct its Associates to, disclose only that Confidential Information of the disclosing party which its counsel advises is legally required to be disclosed and will exercise commercially reasonable efforts, and will direct its Associates to exercise their commercially reasonable efforts, at the request and expense of the disclosing party, to cooperate with the disclosing party to obtain reliable assurance that confidential treatment will be accorded the Confidential Information which is so disclosed.

        4.     No License Granted.    Nothing in this Agreement is intended to grant any rights to either party under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant either party any rights in or to the other party's Confidential Information, except the limited right to review such Confidential Information solely for the purposes of determining whether to enter into, and the undertaking of or the advising with respect to, a possible Transaction.

        5.     No Representation of Accuracy.    Each party acknowledges that neither the other party nor any of its Associates has made any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information made available by the other party or its Associates. Each party agrees that, except as set forth in a definitive agreement executed by the parties, neither party nor any of its Associates shall have any liability to the other party or to any of its Associates relating to or resulting from the use of such other party's Confidential Information or any errors therein or omissions therefrom. Only those representations or warranties made in a definitive agreement, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

        6.     Standstill.

          (a)   Until twelve (12) months from the date of this Agreement, without the prior written consent of the Company, neither HP nor any of its Affiliates will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of any issued and outstanding securities (or beneficial ownership thereof) of the Company or assets of the Company or any of its subsidiaries (other than immaterial acquisitions of securities of the Company by individual Affiliates of HP who are not controlled by HP and acquisitions of assets in the ordinary course of business); (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) with respect to the outstanding securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) through (d) above; or (e) enter into any agreements with any third party with respect to any of the foregoing; provided, however, that HP shall not be required to obtain the prior written consent of the Company to engage in any of the foregoing actions following a Significant Event (as defined below); provided further, that HP shall not be prohibited from making or discussing any offers regarding a transaction described in clause (a)(i) above directly to or with the management or the Board of Directors of the Company, or their designated representatives.

          (b)   As used herein, the following terms shall have the following meanings:

            (i)    "Significant Event" shall mean any of (i) the acquisition by a person, entity or 13D Group (as defined below), other than HP, of beneficial ownership of voting stock of the Company (the "Voting Stock") representing fifteen percent (15%) or more of the then-outstanding Voting Stock; (ii) the announcement or commencement by a person, entity or 13D Group, other than HP, of a tender or exchange offer to acquire Voting Stock which, if successful, would result in such person, entity or 13D Group owning, when combined with any other Voting Stock owned by such person, entity or 13D Group, fifteen percent (15%) or more of the then-outstanding Voting Stock; or (iii) the entering into by the Company, or publicly announced determination by the Company to seek to enter into, any merger, sale or other business combination transaction, other than a transaction with HP, pursuant to which (A) the outstanding shares of common stock of the Company (the "Common Stock") would be converted into cash or securities of another person, entity or 13D Group, other than HP, (B)

    fifty percent (50%) or more of the then-current issued and outstanding shares of Common Stock would be owned by a person or entity other than the then-current holders of shares of Common Stock or (C) would result in all or substantially all of the Company's assets being sold to any person, entity or 13D Group, other than HP (unless the Company's stockholders immediately prior to such sale of all or substantially all of the Company's assets will hold Voting Stock representing at least fifty percent (50%) of the voting power of the person, entity or 13D Group purchasing such assets).

            (ii)   "13D Group" shall mean any group of persons or entities formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the 1934 Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of section 13(d)(3) of the Exchange Act if such group beneficially owned voting securities representing more than five percent (5%) of the Total Voting Power.

            (iii)  "Total Voting Power" shall mean the total number of votes which may be cast in the election of directors of the Company at any meeting of the stockholders of the Company, if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than the votes that may be cast only upon the happening of a contingency that has not occurred as of the relevant time.

        7.     Securities Law Compliance.    Each party acknowledges that it is aware, and that it will advise its Associates who receive Confidential Information of the other party, that the United States securities laws prohibit any person who has material, non public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such other party (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person including, without limitation, any of such party's Associates, is likely to purchase or sell such securities; and each party agrees to fully comply with such laws.

        8.     Definitive Agreements.    Each party acknowledges and agrees that other than with respect to the matters specifically set forth herein, no contract or agreement providing for any transaction of the type contemplated by this Agreement shall be deemed to exist between the parties unless and until a definitive agreement has been executed and delivered. The parties further agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Associates with regard to a transaction between the parties, and to terminate discussions or negotiations at any time.

        9.     Similar Products.    Each disclosing party acknowledges that the receiving party or its Associates may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the disclosing party's Confidential Information. Nothing in this Agreement will prohibit the receiving party or its Associates from developing, manufacturing, marketing, selling, servicing or supporting or having developed, manufactured, marketed, sold, serviced or supported for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the disclosing party's Confidential Information, provided that the receiving party and its Associates do not use any of the disclosing party's Confidential Information in connection with such activities. Neither party nor its respective Associates shall have any obligation to limit or restrict the assignment of its respective employees or consultants as a result of their having had access to Confidential Information of the other party or its Associates. The receiving party and its Associates, if any, may use and disclose any Residuals for any purpose, except that no license to any patent, trademark, mask work or copyright of the disclosing party is granted under this Section. Residuals means disclosed Confidential Information remembered by those individuals within the scope of the receiving party's obligations under this

Agreement who no longer have access to the disclosed Confidential Information. However, Residuals does not include any detailed financial or personnel data, or the identity of the disclosing party.

        10.   Term.    The foregoing commitments of either party in this Agreement regarding the confidentiality and non-use of Confidential Information shall survive any termination of discussions between the parties, and shall continue for a period of twelve (12) months following the date of this Agreement.

        11.   Notice.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), or on the first business day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service or facsimile (in each case, with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to HP:

    Hewlett-Packard Company
    3000 Hanover Street
    Palo Alto, CA 94304
    Attn: General Counsel
    Fax number: (650) 857-2012

    if to Company:

    Opsware Inc.
    599 N. Mathilda Avenue
    Sunnyvale, CA 94085
    Attn : John O'Farrell
    Fax number: (408) 904-6176

        12.   Governing Law and Jurisdiction.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within that state. Each of the parties hereby agree and irrevocably consent to personal jurisdiction and venue in any federal or state court within Wilmington, Delaware, having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this agreement. To the fullest extent permitted by law, each of the parties hereby agree to waive trial by jury in any action proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to this Agreement.

        13.   Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. All modifications of, waivers of and amendments to this letter agreement must be in writing and signed by both parties hereto.

        14.   Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any counterpart signed by an authorized representative of a party and delivered to the other party by telecopier shall be deemed an original counterpart and duly delivered.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OPSWARE INC.
By:	/s/ JOHN O'FARRELL
Name:	John O'Farrell
Title:	EVP Bus. Dev.
HEWLETT-PACKARD COMPANY
By:	/s/ SANDEEP JOHRI
Name:	Sandeep Johri
Title:	V.P. Strategy & Corp. Dev.

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MUTUAL NONDISCLOSURE AGREEMENT